Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Strategy Focuses on Transformation to
Brand and Product Management Company
Recently Announced Acquisitions Push 2007 Revenue Outlook to $2 Billion;
Company Targets 10 — 15% Revenue and Earnings Compound Annual Growth over Next Five Years;
Announces $100 Million 10b5-1 Stock Buy-Back Plan under Existing Authorization;
Company Targets $1.41 to $1.54 in EPS for 2007 including $0.44 to $0.53 per share Restructuring Charges
New York, NY (May 22, 2007) — Imation Corp. (NYSE:IMN) today unveiled its strategy of increasing its presence in the fast growing and evolving consumer storage and product arena, through brand acquisition and extensions, while keeping a solid foundation in its profitable commercial data storage tape market. Imation Corp. President and CEO Frank Russomanno outlined the strategy in a meeting with the financial community today.
“With the recent announcement of our pending acquisition of the TDK Brand Recording Media business in addition to our Memorex acquisition last year, we are aggressively stepping out front in this industry, as a new brand company, building a portfolio of strong brands that we own, manage, or distribute in both consumer retail and commercial markets,” Russomanno said. “This is an industry in need of consolidation. We sell Imation, Memorex, IBM, Sun StorageTek, HP and Exabyte branded media today and look forward to selling the TDK brand of recording media in the future. We also sell storage related accessories such as drives, cases, and supplies under several brands. With the announcement of our intention to acquire certain assets of Memcorp, we will extend the Memorex brand as we add their portfolio of consumer electronics products as well.”
“Our strategy is clear, straightforward and actionable. We are building a portfolio of brands in both consumer and commercial markets. We are optimizing our solid core position in magnetic tape as we continue to invest in current and future tape formats. In addition, we are growing our consumer product portfolio across multiple brands and extending brands selectively into the consumer electronics arena. In fast-growing and rapidly changing technology markets, our channel and distribution partners look to us to bring the right products, with the right brands into the right markets and regions around the world.”

“With this strategy, we have targeted ten to fifteen percent compound annual growth in revenue and earnings over the next five years. We believe we have the elements in place to continue our success into the future. We have the number one market share position overall in removable media, strong brands across all major regions, leading positions in magnetic and optical products, and growing revenues in flash products in all regions. We will maintain the financial strength and flexibility necessary to continue our strategic process. With these actions we can leverage our global distribution coverage and supply chain expertise across channels and regions. We can expand our product portfolio, technology base, operational excellence and cost efficiency, and the brands complement one another in terms of their offerings, geographic and channel coverage and brand promise. We’ve added significant consumer and retail experience to our management team with the recent addition of former Pillsbury marketing executive Steve Moss, as Chief Marketing Officer for Imation.
“We will transform Imation into a brand and product management company with a balanced portfolio of strong commercial and consumer brands. As the leader in tape technology, we remain committed to being first to market with new tape formats. We intend to be the number one or number two removable media supplier, regionally or globally, in our four pillars of storage — magnetic, optical, flash and removable hard drives. Through our investment in brands, we will increase customer loyalty and channel preference across multiple brands in both commercial and consumer markets while increasing shelf presence with major retailers,” Russomanno concluded.
The company also announces its intent to off-set the dilution from the planned issuance of shares associated with the pending TDK transaction. The company will implement a $100 million Rule 10b5-1 plan to repurchase stock under an existing five million share authorization. A 10b5-1 plan allows the company to enter into a trading plan at a time when all material information is available to the markets which can then be executed over a period of time. In addition, purchases under the Imation share repurchase program may be made from time-to-time, in the open market, through block trades or otherwise, and in privately negotiated transactions.
“Under this plan, we can purchase our stock over time consistent with the terms of the plan, without being blacked out or restricted from purchasing shares in the market due to subsequent material developments. Through this plan and other repurchase activity, we intend to return excess cash to shareholders and to off-set the dilution associated with the pending TDK Brand Recording Media transaction over time. We believe this is a disciplined way to improve our capital structure,” said Chief Financial Officer Paul Zeller.
The company also provided an updated 2007 outlook including the estimated impact of recent acquisition announcements and restructuring actions (see details in business outlook below).
2007 Business Outlook
This business outlook includes the anticipated impact from the integration of the pending acquisitions of the TDK Brand Recording Media and the Memcorp business as well as recent industry wide pricing pressures and continued pricing pressure on certain products and is subject to the risks and uncertainties described below. This outlook is changed, as noted below, from the previous business outlook issued in January, 2007.
•	Our revenue for the full year 2007 is targeted between $2.00 billion and $2.05 billion, representing growth of approximately 25 percent to 30 percent over 2006. Previously, the company had targeted revenue between $1.775 billion to $1.825 billion.

•	Full year 2007 operating income is targeted between $82 million and $87 million, including charges for restructuring and acquisition amortization noted below. This includes operating income targeted between $108 million and $113 million on the Imation base business. This is a non-GAAP measure which is described below. Previously, the company had targeted operating income between $124 million and $129 million.

•	Operating income excluding the restructuring expense but including the anticipated 2007 impacts from the pending TDK Brand Recording Media and Memcorp acquisitions is targeted to be in the range of $110 million to $115 million and diluted EPS in the range of $1.91 to $2.04. These are non-GAAP measures which are described below.

•	Diluted EPS is targeted between $1.41 and $1.54 for the full year 2007. Previously, the company had targeted fully diluted EPS between $2.29 and $2.42. The revised diluted EPS target reflects a higher number of shares outstanding due to the expected share issuance related to the TDK transaction partly offset by planned share repurchase activity which reduces targeted diluted EPS by $0.10 to $0.12 per share.

•	Capital spending for 2007 is targeted to be approximately $15 million to $20 million, unchanged from previous guidance.

•	The tax rate in 2007 is anticipated to be in a range of 36 to 38 percent also unchanged from previous guidance.

•	Depreciation and amortization for 2007 is targeted to be approximately $45 million including amortization of intangible assets resulting from the pending TDK Brand Recording Media and Memcorp acquisitions of approximately $5 million. Depreciation and amortization was previously targeted to be approximately $40 million.

The table below reconciles the outlook for 2007 Operating Income and diluted EPS on a GAAP basis with the items impacting 2007 results discussed above.

Targeted
	Targeted	Operating	Targeted
	Revenue	Income	Diluted EPS
	$ Millions	$ Millions	$ per share
Base business prior to acquisitions	$1,750 - $1,800	$108 - $113

Memcorp Acquisition	$100 - $110	$6 - $7
(assumes closing date in early Q3)

TDK Brand Recording Media Acquisition	$140 - $150	$1 - $2
(assumes closing at end of Q3)

Acquisition amortization	—	($5 - $6)

2007 Outlook before Restructuring (Non-GAAP)	$2,000 - $2,050	$110 - $115	$1.91 - $2.04

Restructuring	—	($25 - $30)	($0.44 - $0.53)

2007 Outlook including Restructuring (GAAP)	$2,000 - $2,050	$82 - $87	$1.41 - $1.54
As a result of the previously announced (April 19, 2007) acquisition of the TDK Brand Recording Media business, Imation anticipates that the acquisition, once fully integrated, will add approximately $25 million to $30 million in annualized operating income. This estimate includes purchase price amortization expenses of approximately $13 million, as well as significant anticipated synergy benefits, including expense reductions as well as purchasing and supply chain benefits. Relative to EPS once fully integrated and, on the same basis described above, Imation estimates the acquisition to be slightly accretive to our current business. This estimate includes per share dilution from the issuance of shares to TDK prior to any share repurchase activity and the assumed loss of interest income due to cash used in the acquisition. The acquisition is expected to close at the end of Q3, 2007 and is expected to be fully integrated in the second half of 2008.
Under the previously announced (May 7, 2007) acquisition of certain assets of Memcorp Inc., Imation expects the transaction to add an estimated $0.09 to $0.12 EPS, contributing an estimated $10 to $12 million in operating income and adding approximately $200 million in annual revenue in the first full year of operation. The acquisition is expected to close in Q3, 2007.
Under the previously announced (May 7, 2007) restructuring program in manufacturing and R&D, Imation expects $25 million to $30 million in annualized cost eliminations. However, these benefits will not be completely realized until the program is fully implemented over a two year time line, as previously described.
Comparison of GAAP to Non-GAAP Financial Measures
The impact of the Memcorp and TDK Brand Recording Media acquisitions, restructuring charges and other items, as described above, is provided to assist an investor’s understanding of the estimated components of our 2007 outlook and the impact of these components on the comparability of our operations to prior periods. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

Webcast and Replay Information
A live webcast of the meeting will be available at www.imation.com and www.streetevents.com. The Teleconference Dial-in Number is: 866-362-4831 (U.S.) or 617-597-5347 (Intl.) Passcode: 78788304. Telephonic replay will be available from 12:00 p.m. EDT on May 22, 2007 until 4:00 p.m. EDT Tuesday, May 29, 2007. The Replay Number is: 888-286-8010 (U.S.) or 617-801-6888 (Intl.) Passcode: 45916551. All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation
Imation Corp. is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully close the acquisitions of the TDK Brand Recording Media business and the Memcorp business and achieve the anticipated benefits including synergies in a timely manner; our ability to operate the Memorex product lines as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring charges; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.